Amerigroup Reports Second Quarter 2012 Results

Revenues of $2.23 Billion, a 45.8% Increase Year-Over-Year

Net Income of $32.0 Million or $0.63 per Diluted Share

VIRGINIA BEACH, Va., Aug. 1, 2012 /PRNewswire/ -- Amerigroup Corporation (NYSE: AGP) today announced that net income for the second quarter of 2012 was $32.0 million, or $0.63 per diluted share, versus $44.3 million, or $0.83 per diluted share, for the second quarter of 2011 and compared to $33.1 million, or $0.64 per diluted share, for the first quarter of 2012. Total revenues for the second quarter of 2012 increased 45.8% to $2.23 billion compared with $1.53 billion in the second quarter of 2011. Sequentially, total revenues increased $459 million, or 26.0%, from the first quarter of 2012.

In July, the Company received approval of its rate increase in New York, which is retroactive to April 1, 2012. The Company expects to recognize premium revenue of approximately $5.4 million, or $0.06 earnings per diluted share including the impact of premium tax, in the third quarter of 2012 for the retroactive portion of the rate increase associated with the second quarter.

On July 9, 2012, Amerigroup announced the execution of a definitive agreement pursuant to which WellPoint, Inc. will acquire Amerigroup. As previously announced, the transaction is expected to close in the first quarter of 2013.

Highlights include:

  Membership increased 512,000 members, or 23.6%, to approximately 2.7 million at the end of the second quarter of 2012 compared to the first quarter of 2012.
  Health benefits expense was 86.9% of premium revenue for the second quarter of 2012.
  Selling, general and administrative expenses were 7.7% of total revenues for the second quarter of 2012.
  Cash flow from operations was $72.1 million for the three months ended June 30, 2012 and $103 million for the six months ended June 30, 2012.
  Unregulated cash and investments were $427 million as of June 30, 2012 compared to $824 million as of March 31, 2012.
  Medical claims payable as of June 30, 2012 totaled $686 million compared to $618 million as of March 31, 2012.
  On May 1, 2012, Amerigroup closed the previously announced acquisition of Health Plus in New York.
  On June 1, 2012, Amerigroup began serving members in the third of three regions in Louisiana.
  In June 2012, Amerigroup announced that it expects to begin operations in the state of Kansas during the first quarter of 2013 following a successful competitive bid.
  On July 1, 2012, Amerigroup began serving members in its 13th state, Washington.

"We are pleased with our growth in the quarter as a result of closing the Health Plus transaction and going live in the last of the three regions in Louisiana," saidJames G. Carlson, Amerigroup's chairman and chief executive officer.

Premium Revenue
Premium revenue for the second quarter of 2012 increased 45.7% to $2.22 billion versus $1.52 billion in the second quarter of 2011. Sequentially, premium revenue increased $458 million, or 26.0%.

The sequential increase in premium revenue primarily reflects increased membership due to the May 1 closing of the Health Plus acquisition in New York, a full quarter of premiums related to the expanded benefits and geographic presence in Texas, and the entry into the second and third of three regions in Louisiana.

Investment Income and Other Revenues
Second quarter investment income and other revenues were $8.0 million versus $4.0 million in the second quarter of 2011, and compared to $7.4 million in the first quarter of 2012.

Health Benefits
Health benefits expense, as a percent of premium revenue, was 86.9% for the second quarter of 2012 versus 84.1% in the second quarter of 2011, and compared to 85.3% in the first quarter of 2012.

Selling, General and Administrative Expenses
Selling, general and administrative expenses were 7.7% of total revenues for the second quarter of 2012 versus 8.0% in the second quarter of 2011, and compared to 8.4% for the first quarter of 2012.

Premium Taxes
Second quarter 2012 premium taxes were $51.8 million versus $40.4 million for the second quarter of 2011, and compared to $43.4 million in the first quarter of 2012.

Balance Sheet Highlights
Cash and investments at June 30, 2012 totaled $2.02 billion of which $427 million was unregulated compared to $824 million of unregulated cash and investments at March 31, 2012. The sequential decrease in unregulated cash and investments was primarily due to the $260 million paid in satisfaction of the Company's 2.0% convertible notes in May 2012 and payment of the $85 million transaction price for the Health Plus acquisition.

The debt-to-total capital ratio decreased to 25.7% as of June 30, 2012 from 35.5% at March 31, 2012 as a result of the satisfaction of the Company's obligations with respect to its 2.0% convertible senior notes.

Medical claims payable as of June 30, 2012 totaled $686 million compared to $618 million as of March 31, 2012.

Included on page 10 is a table presenting the components of the change in medical claims payable for each of the six-month periods ended June 30, 2012 and 2011.

Cash Flow Highlights
Cash flow from operations totaled $72.1 million for the three months ended June 30, 2012, compared to $31.1 million in the second quarter of 2011. Cash flow in the quarter was positively impacted by a net favorable change in working capital accounts.

Proposed Merger
On July 9, 2012, Amerigroup and WellPoint announced that they entered into a definitive agreement through which WellPoint will acquire Amerigroup. Under the terms of the agreement, WellPoint will pay $92.00 per share in cash to acquire all of the outstanding shares of Amerigroup for a transaction value of approximately $4.9 billion.

The transaction is subject to certain state regulatory approvals and standard closing conditions and customary approvals required under the Hart-Scott-Rodino Antitrust Improvements Act and the approval of Amerigroup's stockholders.

The transaction is expected to close in the first quarter of 2013.

Second Quarter Earnings Call and Outlook
Due to the definitive agreement with WellPoint, the Company will no longer be hosting a conference call regarding second quarter results. In addition, the Company will not be revising or updating previously issued full-year 2012 outlook parameters.

About Amerigroup Corporation
Amerigroup, a Fortune 500 company, coordinates services for individuals in publicly funded health care programs. Currently serving approximately 2.7 million members in 13 states nationwide, Amerigroup expects to expand operations to Kansas as a result of a previously awarded state contract. Amerigroup is dedicated to offering real solutions that improve health care access and quality for its members, while proactively working to reduce the overall cost of care to taxpayers. Amerigroup accepts all eligible people regardless of age, sex, race or disability.

Forward-Looking Statements
This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission's Fair Disclosure Regulation. This release contains certain ''forward-looking'' statements, including those with respect to our growth plans, the pending transaction with WellPoint and expansion into the state of Kansas, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to: the failure to receive, on a timely basis or otherwise, the required approvals by Amerigroup's stockholders and government or regulatory agencies; the risk that a condition to closing of the proposed transaction may not be satisfied; Amerigroup's and WellPoint's ability to consummate the Merger; the failure by WellPoint to obtain the necessary debt financing arrangements set forth in the commitment letter received in connection with the Merger; operating costs and business disruption may be greater than expected; the ability of Amerigroup to retain and hire key personnel and maintain relationships with providers or other business partners pending the consummation of the transaction; our inability to manage medical costs; our inability to operate new products and markets at expected levels, including, but not limited to, profitability, membership and targeted service standards; local, state and national economic conditions, including their effect on the periodic premium rate change process and timing of payments; the effect of laws and regulations governing the health care industry, including the Patient Protection and Affordable Care Act, as amended by the Healthcare and Education Reconciliation Act of 2010, and any regulations enacted there under; changes in Medicaid and Medicare payment levels and methodologies; increased use of services, increased cost of individual services, pandemics, epidemics, the introduction of new or costly treatments and technology, new mandated benefits, insured population characteristics and seasonal changes in the level of health care use; our ability to maintain and increase membership levels; our ability to enter into new markets or remain in existing markets; changes in market interest rates or any disruptions in the credit markets; our ability to maintain compliance with all minimum capital requirements; liabilities and other claims asserted against us; demographic changes; the competitive environment in which we operate; the availability and terms of capital to fund acquisitions, capital improvements and maintain capitalization levels required by regulatory agencies; our ability to attract and retain qualified personnel; the unfavorable resolution of new or pending litigation; and catastrophes, including acts of terrorism or severe weather.

Investors should also refer to our annual report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission ("SEC") and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with or furnished to the SEC, for a discussion of certain known risk factors that could cause our actual results to differ materially from our current estimates. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(dollars in thousands, except per share data)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011

Revenues:
Premium	$2,219,238	$1,523,433	$3,980,043	$3,059,228
Investment income and other	7,955	4,001	15,346	8,121
Total revenues	2,227,193	1,527,434	3,995,389	3,067,349
Expenses:
Health benefits	1,929,098	1,281,760	3,430,251	2,538,722
Selling, general and administrative	171,412	122,289	319,365	238,748
Premium taxes	51,818	40,439	95,207	80,887
Depreciation and amortization	12,290	9,332	23,190	18,422
Interest	10,651	4,170	22,716	8,349
Total expenses	2,175,269	1,457,990	3,890,729	2,885,128
Income before income taxes	51,924	69,444	104,660	182,221
Income tax expense	19,900	25,150	39,550	67,450
Net income	$32,024	$44,294	$65,110	$114,771

Diluted net income per share	$0.63	$0.83	$1.27	$2.18

Weighted average number of common shares and dilutive potential common shares outstanding	50,439,487	53,541,368	51,170,927	52,658,303

The following table sets forth selected operating ratios. All ratios, with the exception of the health benefits ratio, are shown as a percentage of total revenues.

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011
Premium revenue	99.6%	99.7%	99.6%	99.7%
Investment income and other	0.4%	0.3%	0.4%	0.3%
Total revenues	100.0%	100.0%	100.0%	100.0%
Health benefits [1]	86.9%	84.1%	86.2%	83.0%
Selling, general and administrative expenses	7.7%	8.0%	8.0%	7.8%
Income before income taxes	2.3%	4.5%	2.6%	5.9%
Net income	1.4%	2.9%	1.6%	3.7%

[1] The health benefits ratio is shown as a percentage of premium revenue because there is a direct relationship between the premium received and the health benefits provided.

The following table sets forth the approximate number of members the Company served in each state as of June 30, 2012 and 2011.  Because the Company receives two premiums for members that are both in the Medicare Advantage and Medicaid products, these members have been counted twice in the states where we offer both plans.

		June 30,
		2012	2011
	Texas	769,000	593,000
	New York	434,000	109,000
	Georgia	287,000	270,000
	Florida	266,000	262,000
	Maryland	213,000	207,000
	Tennessee	205,000	205,000
	New Jersey	154,000	133,000
	Louisiana	143,000	N/A
	Nevada	85,000	86,000
	Ohio	57,000	55,000
	Virginia	48,000	40,000
	New Mexico	24,000	22,000
	Total	2,685,000	1,982,000

The following table sets forth the approximate number of members in each of the Company's products as of June 30, 2012 and 2011.  Because the Company receives two premiums for members that are in both the Medicare Advantage and Medicaid products, these members have been counted in each product.

		June 30,
Product		2012	2011
TANF (Medicaid)		1,888,000	1,405,000
Aged, Blind and Disabled and Long-Term Care (Medicaid)		317,000	216,000
CHIP		316,000	266,000
FamilyCare (Medicaid)		128,000	74,000
Medicare Advantage		36,000	21,000
Total		2,685,000	1,982,000

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)
(unaudited)
	June 30,	December 31,
	2012	2011

Assets
Current assets:
Cash and cash equivalents	$624,330	$546,811
Short-term investments	157,657	394,346
Premium receivables	312,183	106,510
Deferred income taxes	28,253	24,720
Prepaid expenses, provider and other receivables and other	99,208	93,373
Total current assets	1,221,631	1,165,760

Long-term investments, including investments on deposit for licensure	1,242,404	1,246,190
Property, equipment and software, net	121,939	110,602
Goodwill	316,747	260,496
Other long-term assets	44,580	18,300
	$2,947,301	$2,801,348

Liabilities and Stockholders' Equity
Current liabilities:
Claims payable	$686,498	$573,448
Unearned revenue	93,043	780
Contractual refunds payable	44,241	40,123
Accounts payable, accrued expenses and other	233,006	212,828
Current portion of long-term convertible debt	-	256,995
Total current liabilities	1,056,788	1,084,174

Long-term debt	477,648	400,000
Other long-term liabilities	34,764	32,655
Total liabilities	1,569,200	1,516,829

Stockholders' equity:
Common stock, $.01 par value	598	573
Additional paid-in capital, net of treasury stock	238,823	212,380
Accumulated other comprehensive income	13,946	11,942
Retained earnings	1,124,734	1,059,624
Total stockholders' equity	1,378,101	1,284,519
	$2,947,301	$2,801,348

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
(unaudited)
	Six months ended
	June 30,
	2012	2011

Cash flows from operating activities:
Net income	$65,110	$114,771
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	23,190	18,422
Loss on disposal of property, equipment and software	79	320
Deferred tax benefit	(1,566)	(144)
Compensation expense related to share-based payments	13,685	10,757
Non-cash interest expense	3,164	5,682
Other	5,825	7,263
Changes in assets and liabilities (decreasing) increasing cash flows from operations:
Premium receivables	(205,673)	(31,616)
Prepaid expenses, provider and other receivables and other
current assets	(4,354)	(28,722)
Other long-term assets	(1,737)	(2,106)
Claims payable	113,050	8,833
Accounts payable, accrued expenses, contractual refund payable
and other current liabilities	1,625	10,653
Unearned revenue	92,263	1,146
Other long-term liabilities	(1,545)	(606)
Net cash provided by operating activities	103,116	114,653

Cash flows from investing activities:
Proceeds from (purchase of) investments, net	296,238	(257,487)
Purchase of property, equipment and software	(28,862)	(20,170)
Purchase of investments on deposit for licensure, net	(54,458)	(10,232)
Purchase of contract rights and other related assets	(85,168)	-
Net cash provided by (used in) investing activities	127,750	(287,889)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	77,813	-
Issuance costs of long-term debt	(1,061)	-
Repayment of convertible notes principal	(259,880)	-
Change in bank overdrafts	12,553	16,262
Proceeds and tax benefits from exercise of stock options
and other, net	17,228	55,796
Repurchase of common stock shares	-	(79,997)
Net cash used in financing activities	(153,347)	(7,939)
Net increase (decrease) in cash and cash equivalents	77,519	(181,175)
Cash and cash equivalents at beginning of period	546,811	763,946
Cash and cash equivalents at end of period	$624,330	$582,771

AMERIGROUP CORPORATION AND SUBSIDIARIES
Components of the Change in Medical Claims Payable
(dollars in thousands)

	Six months ended
	June 30,
	2012	2011
Medical claims payable, beginning of period	$573,448	$510,675

Health benefits expenses incurred during period:
Related to current year	3,528,233	2,613,310
Related to prior years	(97,982)	(74,588)
Total incurred	3,430,251	2,538,722

Health benefits payments during period:
Related to current year	2,880,028	2,168,850
Related to prior years	437,173	361,039
Total payments	3,317,201	2,529,889

Medical claims payable, end of period	$686,498	$519,508

Health benefits expenses incurred during both periods were reduced for amounts related to prior years.  The amounts related to prior years include the impact of amounts previously included in the liability to establish it at a level sufficient under moderately adverse conditions that were not needed and the reduction in health benefits expenses due to revisions to prior estimates.

CONTACTS:
Investors: Julie Loftus Trudell	News Media: Maureen C. McDonnell
Amerigroup Corporation	Amerigroup Corporation
Senior Vice President, Investor Relations	Vice President, External Communications
(757) 321-3597	(757) 473-2731
Julie.Trudell@amerigroup.com	Maureen.McDonnell@amerigroup.com